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EXHIBIT 21.1: SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARIES OF PAYCHEX, INC. AS OF MAY 31, 2005

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                                                     JURISDICTION OF
NAME OF SUBSIDIARIES                                  INCORPORATION
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
Advantage Payroll Services, Inc.                     Delaware
Business Benefits Administrators, Inc.               Massachusetts
Paychex Agency, Inc.                                 New York
Paychex Business Solutions, Inc.                     Florida
Paychex Deutschland GmbH                             Germany
Paychex Insurance Concepts, Inc.                     New York
Paychex Investment Partnership LP (1)                Delaware
Paychex Management Corp.(2)                          New York
Paychex of New York LLC (2)                          Delaware
Paychex North America Inc.                           Delaware
Paychex Securities Corporation                       New York
Paychex Time & Attendance Inc.                       Delaware
Prime Real Estate LLC                                Delaware
PXC Inc.                                             New York
Rapid Payroll, Inc.                                  California
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      (1)   Paychex Investment Partnership LP is 1% owned by Paychex, Inc. and
            99% owned by PXC Inc.

      (2) Paychex of New York LLC and Paychex Management Corp. are 100% owned by Paychex Investment Partnership LP.

Certain subsidiaries, which considered in the aggregate as a single subsidiary, that would not constitute a significant subsidiary, per Regulation S-X, Article 1, as of May 31, 2005, have been omitted from this exhibit.